Exhibit 99.1

CONTACT: FELDMAN MALL PROPERTIES, INC.

Larry Feldman
Chairman & Chief Executive Officer
-or-
Thomas E. Wirth
Executive Vice President, Chief Financial Officer
(516) 684 -1239
1010 Northern Blvd, Suite 314
Great Neck, NY 11021

FELDMAN MALL PROPERTIES, INC. ACQUIRES
NORTHGATE MALL IN CINCINNATI, OHIO

GREAT NECK, N.Y.–(BUSINESS WIRE)–July 12, 2005–Feldman Mall Properties, Inc. (NYSE:FMP), a real estate investment trust focused on the renovation and repositioning of enclosed regional shopping malls, today announced the acquisition of the Northgate Mall, a 1.1 million square foot mall located in the northwest suburbs of Cincinnati, Ohio for $110.0 million.

The purchase price of $110.0 million includes the assumption of the existing mortgage loan in the approximate amount of $79.6 million plus cash in the amount of approximately $30.4 million.

Northgate Mall, located in Colerain Township, is a super-regional enclosed mall featuring anchor tenants Macy's, Dillard's, Sears and JC Penney. Of the 1.1 million total square feet, approximately 577,000 square feet including the Macy's building are being purchased, with the remaining square footage belonging to the three other anchor tenants. Excluding anchor tenants and excluding temporary tenants, the shop occupancy is 78%. Including temporary tenants the shop occupancy is 90%. Overall occupancy at Northgate is 93% including anchor tenants.

Financing for the equity portion of the acquisition was funded with proceeds from a six-month first mortgage loan financing collateralized by Colonie Center.

With the completion of this transaction, the Company's portfolio, including non-owned anchor tenants, consists of six regional malls aggregating approximately 6.2 million square feet.

To receive the Company's latest news releases and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.FeldmanMall.com.

About Feldman Mall Properties, Inc.

Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed retail shopping malls. Feldman Mall Properties Inc.'s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales.

Forward-looking Information:

This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including without limitation the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.

CONTACT: Feldman Mall Properties, Inc. Larry Feldman or Thomas E. Wirth, 516-684 -1239

SOURCE: Feldman Mall Properties, Inc.